Exhibit 10.1
Post-Termination Agreement and Covenant Not to Compete
This Post-Termination Agreement and Covenant Not to Compete (this “Agreement”) is entered into as of May 23, 2022 by and between Walmart Inc., its subsidiaries and affiliates (collectively, “Walmart”) and John David Rainey (“Associate”).

Recitals
WHEREAS, Associate has accepted an offer letter from Walmart dated March 25, 2022 (the “Offer Letter”) whereby Associate has agreed to become Executive Vice President and Chief Financial Officer (the “Initial Employment”); and
WHEREAS, as a condition of Associate’s Initial Employment with Walmart and to receiving the compensation detailed in the Offer Letter, including but not limited to the Signing Bonus and certain special equity awards detailed in the Offer Letter, and the promise of payments under this Agreement, Associate is required to execute and deliver this Agreement. Associate hereby executes this Agreement in Bentonville, Arkansas, where Walmart maintains its principal corporate offices (the “Home Office”).

Agreement
NOW, THEREFORE, in consideration of the premises and acknowledgments, covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, including but not limited to, Associate’s Initial Employment with Walmart, the opportunity to receive the compensation detailed in the Offer Letter, and the promise of payments under this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I.Acknowledgements
As part of this Agreement, the parties specifically acknowledge that:
a)Walmart is a major retail and e-commerce operation, with stores and e-commerce websites located throughout the United States, territories of the United States and in certain other countries;
b)Associate will become Executive Vice President and Chief Financial Officer, which is a key officer position appointed by the Walmart Board of Directors based at the Home Office, and Associate will report to the President and Chief Executive Officer of Walmart, who is based at the Home Office;

c)As an essential part of its business, Walmart has cultivated, established and maintained long-term customer and vendor relationships and goodwill, and competitive advantages which are difficult to develop and maintain, have required and continue to require a significant investment of time, effort and expense, and that can suffer significantly and irreparably upon the departure of key officers, regardless of whether the officer has been personally involved in developing or maintaining the relationships, goodwill or competitive advantages;
d)In the development of its business, Walmart has expended a significant amount of time, money and effort in developing, maintaining and protecting private, sensitive, confidential, proprietary and trade secret information including but not limited to, information regarding Walmart’s products or services, strategies, research and development efforts, logistics, transportation, selling and delivery plans, geographic markets, developing or potential geographic markets, developing or potential product markets, mergers, acquisitions, divestitures, data, business methods, computer programs and related source and object code, supplier and customer relationships, contacts and information, methods or sources of product manufacture, know-how, product or service cost or pricing, personnel allocation or organizational structure, business, marketing, development and expansion or contraction plans, information concerning the legal or financial affairs of Walmart, any other non-public information, and any other information protected by the Nondisclosure and Restricted Use Agreement executed by Associate (collectively, “Confidential Information”), the disclosure or misuse of which could cause irreparable harm to Walmart’s business, anticipated business, and its competitive position in the retail marketplace;
e)As Executive Vice President and Chief Financial Officer, Associate will have access to Confidential Information that would be of considerable value to Walmart’s global and domestic competitors and potential competitors; and
f)Associate acknowledges that Walmart is entitled to take appropriate steps to ensure:
i.That its associates do not misappropriate, disclose, or make any other improper use of Confidential Information;
ii.That no individual associate, competitor or potential competitor gains an unfair, competitive advantage over Walmart; and
iii.That its competitors and potential competitors do not improperly gain access to or make any use of Confidential Information in their efforts to compete against, or cause harm to, Walmart.

g)The Associate further acknowledges that the restrictions and obligations contained in this Agreement are reasonable in order to protect Walmart’s legitimate business interests, and will not prevent the Associate from obtaining future employment.

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II.Term and Termination. Because the purpose of this Agreement is to protect Walmart’s Confidential Information and goodwill as described in Section I(f) above, this Agreement is specific to Associate’s role as Executive Vice President and Chief Financial Officer and shall remain in effect at all times while employed in such role. Notwithstanding, the post-termination restrictions contained in Sections V-VIII shall survive the separation of employment from Walmart. In the event the Associate changes roles and continues to be employed by Walmart in a position other than Executive Vice President and Chief Financial Officer, this Agreement shall be of no further force and effect beginning on the date which is six (6) months following the Associate’s change in role, unless the Associate executes a new post-termination agreement and covenant not to compete, in which case this Agreement shall be of no further force and effect immediately upon the execution of such new agreement. Depending on the position undertaken by Associate and the access to Confidential Information associated with such position, Walmart may require Associate to execute a post-termination agreement and covenant not to compete appropriate to the new position as an express condition to being appointed to such future position.
III.Transition Payments
For purposes of this Agreement, the term “Transition Period” means a period of two (2) years from the effective date of Associate’s termination of employment with Walmart. If Walmart involuntarily terminates Associate’s employment during the term of this Agreement, Walmart will pay Associate Transition Payments, as described in Section III(f) below, subject to such withholding as may be required by law and subject to the conditions set forth in this Section III. Transition Payments will commence and be paid at the times and in the amounts provided in Section III(f).
a)Transition Payments will not be paid if Associate is terminated as the result of Associate’s violation of any Walmart policy.
b)No Transition Payments will be paid if Associate voluntarily resigns or retires from employment with Walmart.
c)Receipt of Transition Payments is contingent on Associate executing a waiver and release of claims at the time of Associate’s separation from employment with Walmart in a form that is satisfactory to Walmart.
d)Given the availability of other programs designed to provide financial protection in such circumstances, Transition Payments will not be paid under this Agreement if Associate dies or becomes disabled. If Associate dies during the Transition Period, Transition Payments will cease, and Associate’s heirs will not be entitled to the continuation of such payments.
e)Associate’s violation of the obligations under Sections V, VI, VII, or VIII below, or any other act that is materially harmful to Walmart’s business interests during the Transition Period, will result in the immediate termination of the Transition Payments, the recovery of the Transition Payments already made, and any other remedies that may be available to Walmart.
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f)The sum of all of the Transition Payments shall equal the Total Transition Amount (as defined below), and each Transition Payment will be treated as a separation payment for purposes of Section 409A of the Internal Revenue Code and shall be paid as follows post-employment. For purposes of this Agreement, “Total Transition Amount” is the dollar amount equal to the product of (A) multiplied by (B), where (A) equals the Associate’s monthly base salary at the rate in effect on the date of termination, and (B) equals the number of full months of employment the Associate has completed with Walmart, up to a maximum of twenty four (24) months, and paid as follows:
i.The first Transition Payment shall be an amount equal to twenty five percent (25%) of the Total Transition Amount, less applicable withholding, and shall be paid in a lump sum within thirty (30) days following termination; and
ii.Subsequent Transition Payments shall commence on the first regularly scheduled pay period occurring six (6) months after the Associate’s termination and shall be made during each regularly scheduled pay period thereafter during the Transition Period. Each such Transition Payment shall equal the quotient of (X) divided by (Y), where (X) equals seventy five percent (75%) of the Total Transition Amount, and (Y) equals the number of regularly scheduled pay periods during the period beginning six (6) months after the Associate’s termination and ending on the last day of the Transition Period.
g)Receipt of Transition Payments will not entitle Associate to participate during the Transition Period in any other incentive, restricted stock, performance share, stock option, stock incentive, profit sharing, management incentive or other associate benefit plan or program maintained by Walmart; except that, Associate will be entitled to participate in such plans or programs to the extent that the terms of the plan or program provide for participation by former associates. Such participation, if any, shall be governed by the terms of the applicable plan or program.

IV.Benefits
Associate will be eligible for all other payments and benefits accrued and owing at the time of termination. Participation in all other benefits programs available to current associates will end on the effective date of Associate’s termination, subject to Associate’s rights under COBRA to continue group medical and dental coverage for eighteen (18) months, pursuant to the terms of COBRA, which are currently extended to separated Walmart associates.

V.Covenant Not to Compete
Due to the strategic, sensitive and far-reaching nature of the Associate’s position at Walmart and the Confidential Information and goodwill to which the Associate will be exposed, Associate agrees, promises, and covenants that:
a)For a period of two (2) years from the date on which Associate’s employment with Walmart terminates, and regardless of the cause or reason for such termination, Associate will not directly or indirectly:
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i.Own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing or control of, or be employed by or connected in any manner with (whether or not for compensation), any Competing Business as defined below in Section V(b) and/or any Global Competing Business as defined below in Section V(c); and/or
ii.Participate in any other activity that risks the use or disclosure of Confidential Information either overtly by the Associate or inevitably through the performance of such activity by the Associate;
b)For purposes of this Agreement, the term “Competing Business” shall include any general or specialty retail, grocery, wholesale membership club, e-commerce, virtual marketplace, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates, that:
i.(1) sells goods or merchandise at retail to consumers and/or businesses in the United States (whether through physical locations, via the internet or combined),(2) provides services to consumers and/or businesses in the United States that are the same or substantially similar to the services Walmart provides to customers and/or businesses in the United States, and/or (3) has plans to sell goods or merchandise or provide services as described in (1) or (2) above within twelve (12) months following Associate’s last day of employment with Walmart; and
ii.has gross annual consolidated sales volume or revenues attributable to the activities described in Section V(b)(i) equal to or in excess of U.S. $7 billion.
c)For purposes of this Agreement, the term “Global Competing Business” shall include any general or specialty retail, grocery, wholesale membership club, e-commerce, virtual marketplace, merchandising, business, inclusive of its respective parent companies, subsidiaries and/or affiliates, that, in any country or countries outside of the United States in which Walmart conducts business:
i.(1) sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined), (2) provides services to consumers and/or businesses that are the same or substantially similar to the services Walmart provides to customers and/or businesses, and/or (3) has plans to sell good or merchandise or provide services as described in (1) or (2) above within twelve (12) months following Associate’s last day of employment with Walmart; and
ii.has gross annual consolidated sales volume or revenues attributable to the activities described in Section V(c)(i) equal to or in excess of U.S. $7 billion.
d)Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business and/or a Global Retail Business will not be deemed ownership or participation in ownership of a Competing Business and/or a Global Retail Business for purposes of this Agreement.
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e)The covenant not to compete contained in this Section V shall bind Associate, and shall remain in full force and effect, regardless of whether Associate qualifies for, continues to remain eligible for, or is required to return the Transition Payments described in Section III above. Termination of the Transition Payments pursuant to Section III will not release Associate from Associate’s obligations under this Section V.

VI.Non-Solicitation
Associate agrees that, until the date which is six (6) months from the date on which the Associate’s employment with Walmart is terminated, Associate shall not solicit for employment any employee of Walmart or its affiliates holding the title of (or in a position equivalent to) senior director, vice president, senior vice president, or executive vice president. For purposes of clarity, the restriction in this paragraph shall not apply to situations where a person independently, without solicitation from the Associate, approaches and expresses interest in a position outside of Walmart or otherwise responds independently to a publicly-posted position outside of Walmart.
VII.Future Assistance
Associate agrees to provide reasonable assistance and cooperation to Walmart in connection with any agency investigation, litigation or similar proceedings that may exist or may arise regarding events as to which Associate has knowledge by virtue of Associate’s employment with Walmart. Walmart will compensate Associate for reasonable travel, materials and other expenses incidental to any such support Associate may provide to Walmart, at Walmart’s request.
VIII.Preservation of Confidential Information
Associate will not at any time, directly or indirectly, use or disclose any Confidential Information obtained during the course of his/her employment with Walmart and following his/her termination of employment with Walmart, except as may be authorized by Walmart.

IX.Remedies for Breach
The parties shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the parties from pursuing any other rights and remedies. Associate acknowledges that a breach of the provisions of Sections V through VIII, above could result in substantial and irreparable damage to Walmart’s business, and that the restrictions contained in Sections V through VIII are a reasonable attempt by Walmart to protect its rights and to safeguard its Confidential Information and goodwill. Associate expressly agrees that upon a breach or a threatened breach of the provisions of Sections V through VIII, Walmart shall be entitled to injunctive relief to restrain such violation with no obligation for Walmart to post bond in connection with obtaining such relief, and Associate hereby expressly consents to the entry of such temporary, preliminary, and/or permanent injunctive relief, as may be necessary to enjoin the violation or threatened violation of Sections V through VIII. With respect to any breach of this Agreement by Associate,
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Associate agrees to indemnify and hold Walmart harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees incurred by Walmart, and to return immediately to Walmart all of the monies previously paid to Associate by Walmart under this Agreement; provided, however, that such repayment shall not constitute a waiver by Walmart of any other remedies available under this Section or by law nor cause this Agreement to fail for lack of consideration.

X.Severability
In the event that a court of competent jurisdiction shall determine that any portion of this Agreement is invalid or otherwise unenforceable, the parties agree that the remaining portions of the Agreement shall remain in full force and effect. The parties also expressly agree that if any portion of the covenant not to compete set forth in Section V shall be deemed unenforceable, then the Agreement shall automatically be deemed to have been amended to incorporate such terms as will render the covenant enforceable to the maximum extent permitted by law.

XI.Nature of the Relationship
Nothing contained in this Agreement shall be deemed or construed to constitute a contract of employment for a definite term. The parties acknowledge that Associate is not employed by Walmart for a definite term, and that either party may sever the employment relationship at any time and for any reason not otherwise prohibited by law.
XII.Entire Agreement
This document, along with the most recent Non-Disclosure and Restricted Use Agreement executed by and between the parties (the “Ancillary Agreement”), contain the entire understanding and agreement between Associate and Walmart regarding the subject matter of this Agreement and the Ancillary Agreement. This Agreement, together with the Ancillary Agreement, supersede and replace any and all prior understandings or agreements between the parties regarding this subject, and no representations or statements by either party shall be deemed binding unless contained herein or therein.

XIII.Modification
This Agreement may not be amended, modified or altered except in writing signed by both parties or their designated representatives.

XIV.Successors and Assigns
This Agreement will inure to the benefit of, and will be binding upon, Walmart, its successors and permitted assigns, and on Associate and his/her heirs, successors, and permitted assigns. No rights or obligations under this Agreement may be assigned to any other person without the express written consent of all parties hereto.

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XV.Counterparts
This Agreement may be executed in counterparts, in which case each of the two counterparts will be deemed to be an original.

XVI.Governing Law and Venue
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware law concerning the conflicts of law. The parties agree that any action relating to the interpretation, validity or enforcement of this Agreement shall be brought in the courts of the State of Delaware, County of New Castle, or in the United States District Court of Delaware, and the parties hereby expressly consent to the jurisdiction of such courts and agree that venue is proper in those courts. The parties do hereby irrevocably:
a)Submit themselves to the personal jurisdiction of such courts;
b)Agree to service of such courts’ process upon them with respect to any such proceeding;
c)Waive any objection to venue laid therein; and
d)Consent to service of process by registered mail, return receipt requested, or any other manner permitted by the applicable court.

Associate further agrees that in any claim or action involving the execution, interpretation, validity, or enforcement of this Agreement, Associate will seek satisfaction exclusively from the assets of Walmart and will hold harmless all of Walmart’s individual directors, officers, employees, and representatives.

XVII.Statement of Understanding
By signing below, Associate acknowledges:
a)That Associate has received a copy of this Agreement,
b)That Associate has read the Agreement carefully before signing it,
c)That Associate has had ample opportunity to ask questions concerning the Agreement and has had the opportunity to discuss the Agreement with legal counsel of Associate’s own choosing, and
d)That Associate understands the rights and obligations under this Agreement and enters into this Agreement voluntarily.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

WALMART INC.		JOHN DAVID RAINEY

By:	/s/ Gordon Y. Allison	/s/ John David Rainey
Name:	Gordon Y. Allison
Title:	Senior Vice President, Office of the Corporate Secretary, and Chief Counsel for Finance and Governance
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